PBF Logistics Announces First Asset Acquisition from PBF Energy

PARSIPPANY, NJ – September 15, 2014 – PBF Logistics LP (NYSE: PBFX, the “Partnership”) and PBF Energy Inc. (NYSE: PBF, “PBF Energy”) announced today that the Partnership has entered into an agreement to acquire the Delaware City Heavy Crude Unloading Rack (the “West Rack”) from a subsidiary of PBF for total consideration of $150 million. The purchase price payable to PBF will consist of cash of $135 million and PBFX limited partner interests of $15 million. The drop-down acquisition is expected to close on or about September 30, 2014.

PBFX and PBF Energy Chief Executive Officer Thomas Nimbley said, “We are excited to announce PBF’s first drop-down which is an important step in our commitment to delivering growth to PBFX’s unit holders.” Mr. Nimbley continued, “We are also pleased to continue to unlock the value potential of PBF Energy’s logistics assets and provide cash to PBF for the pursuit of growth opportunities and to return value to our shareholders through our previously announced share buyback program.”

The asset to be acquired is the newly-commissioned West Rack collocated with PBF Energy’s Delaware City Refinery and will continue to support the refinery going forward. The West Rack is capable of unloading unit trains at a throughput rate of over 40,000 barrels per day. It is equipped with steam and nitrogen facilities to facilitate the unloading of heavy crude oil, primarily originating in Canada, delivered by rail. The West Rack is also capable of discharging light crude oil.

Upon closing, the Partnership plans to enter into a seven-year term throughput agreement with subsidiaries of PBF Energy containing a minimum throughput volume commitment of 40,000 barrels per day. The West Rack is expected to contribute approximately $15.0 million of EBITDA in its first full year of operation after the close. Annual maintenance capital expenditures are expected to be approximately $1.25 million.

The cash consideration for the transaction will be funded by the sale of $30 million in U.S. Treasuries that were purchased with proceeds from the Partnership’s May 2014 initial public offering and $105 million in borrowings under the Partnership’s revolving credit facility. The number of Partnership common units to be issued to PBF will be based on the volume-weighted average daily closing price for the Partnership’s common units for the preceding 20 trading days, ending two trading days prior to signing the definitive agreement for the acquisition.

The terms of the transaction were approved by the Board of Directors of the general partner of the Partnership and its Conflicts Committee, which is composed of independent directors and was advised by Tudor, Pickering, Holt & Co., its financial advisor, and Vinson & Elkins LLP, its legal counsel.

Non-GAAP Measures

PBF Logistics LP Reconciliation of Amounts Under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of West Rack Forecasted
Net Income to Forecasted EBITDA:

Forecasted net income	$11.5
Add: Depreciation and amortization expense	1.3
Add: Interest expense, net and other financing costs	2.2
Forecasted EBITDA	$15.0

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP
PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and, prior to the closing of the transactions described above, approximately 50.2% of the limited partnership interests and all of the incentive distribution rights in PBF Logistics LP.
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the control of PBF and PBF Logistics LP, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the filings with the SEC for both PBF and PBF Logistics LP, as well as that PBF accounts for all of the revenue of PBF Logstics LP, thereby subjecting PBF Logistics to the business risks of PBF, and our expectations regarding the anticipated closing date of the transactions, future throughput rates and the use of proceeds by PBF from the transaction. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994